Exhibit 99.1

Date:        February 4, 2015

Spectra Energy Reports Fourth Quarter and Year-End 2014 Results

2014 Year-End Highlights

•	Exceeded earnings targets for the year

•	Distributable cash flow (DCF) up $168 million year-over-year; more than 13 percent

•	DCF coverage of the dividend at 1.6x – well above the 2014 target of 1.4x

•	Increased annual dividend by 14 cents per share effective in the fourth quarter 2014

•	Placed $800 million of growth projects into service

•	Secured $3.5 billion of new growth projects supported by firm, fee-based contracts

HOUSTON – Spectra Energy Corp (NYSE: SE) today reported 2014 net income from controlling interests of $1.08 billion, or $1.61 diluted earnings per share (EPS), compared with $1.04 billion, or $1.55 diluted EPS in 2013. Ongoing 2014 net income from controlling interests was $1.09 billion, or $1.62 diluted EPS, compared with $1.1 billion, or $1.64 diluted EPS during the prior year.

For the quarter, reported earnings before interest, taxes, depreciation and amortization (EBITDA) were $810 million, compared with $787 million in the prior-year quarter. Ongoing EBITDA was $810 million compared to $798 million in the prior-year quarter. For the year, reported EBITDA was $3.13 billion, up from $3.0 billion in 2013. Ongoing EBITDA for 2014 was $3.15 billion, compared to $3.03 billion in the prior year.

Distributable cash flow for fourth quarter 2014 was $316 million, compared with $315 million in the prior-year quarter. For the year, distributable cash flow was up $168 million over 2013 at $1.46 billion, compared with $1.29 billion in 2013.

“Spectra Energy delivered strong results in 2014 marked by ongoing execution and steady development of new projects, safe and reliable operations, EBITDA growth and attractive dividend increases for our investors,” said Greg Ebel, president and chief executive officer, Spectra Energy. “We’re pleased with our performance for the quarter, our ability to withstand the commodity volatility late in the year, and our business portfolio’s ability to consistently deliver in various economic and commodity cycles while also executing on the growth opportunities that drive our future earnings and cash flows.”

“We improved our annual dividend growth to 14 cents per share, up from 12 cents, and substantially exceeded our distributable cash flow, dividend coverage ratio, and EBITDA targets in 2014. As a result, we are in a stronger than expected financial position as we enter 2015,” added Ebel.

EXPANSION PROJECT UPDATES

The company placed $800 million of capital into service during the year, including the Kingsport Expansion Project in the fourth quarter 2014. Spectra Energy secured $3.5 billion of new growth projects in 2014 supported by firm, fee-based contracts. Since 2013, Spectra Energy has placed approximately $7 billion into service and currently has an additional $9.5 billion into execution. These advancements mark significant progress towards the company’s goal of securing $35 billion in growth opportunities by the end of the decade.

The company also exceeded its earnings and coverage targets for the year. Spectra Energy generated a significant amount of cash in 2014, surpassing the company’s distributable cash flow expectation for the year by nearly 19 percent. And while the company anticipated cash flow coverage of the dividend during the year of 1.4x, those expectations were surpassed with actual coverage of 1.6x. Further, Spectra Energy continued to deliver value to investors and increased its annual dividend by 14 cents per share effective in the fourth quarter.

On the growth front, the company is advancing its projects in execution. The Sabal Trail pipeline into Florida submitted the project’s Federal Energy Regulatory Commission (FERC) application in November and is on track to meet its planned in-service date of 2017. The Algonquin Incremental Market project, or AIM, is 100 percent subscribed by the major local distribution companies (LDCs) in New England. The project received its final environmental impact statement (FEIS) from FERC and expects to receive its FERC certificate in the first quarter of 2015.

The NEXUS pipeline, which will bring supply diversity to the U.S. Midwest and Eastern Canada by delivering Utica and Marcellus gas, received its pre-file authorization from FERC in January 2015. With an in-service date of 2017, the 1.5 Bcf per day project provides Spectra Energy with an investment opportunity in the $700 million to $1 billion range.

The Ohio Pipeline Energy Network (OPEN) project and the Uniontown to Gas City project both received their FERC certificates in December 2014. The OPEN project and the Uniontown to Gas City project have scheduled in-service dates in the fourth quarter of 2015.

Spectra Energy acquired the Brazoria Interconnector Gas (BIG) Pipeline last month and is expected to close in second quarter 2016, pending final investment decision of the Freeport Liquefied Natural Gas (LNG) facility. The acquisition is a component of the Stratton Ridge project, a Texas Eastern expansion to deliver supplies to Gulf Coast LNG markets. The $200 million capital expansion project, which includes the BIG Pipeline acquisition cost, is scheduled to be in service in 2019.

The Texas Eastern South Texas Expansion Project (STEP) is designed to provide an efficient means to transport Louisiana natural gas supplies to high-demand markets in South Texas, and is advancing. The targeted in-service date for STEP is early 2017. Additionally, Access South and Adair Southwest, two projects that advance bi-directional capabilities on Texas Eastern are moving forward. The PennEast Pipeline, the Pennsylvania to New Jersey project that Spectra Energy Partners joined during the quarter, is progressing.

Further, the Atlantic Bridge project, an expansion of the company’s Algonquin and Maritimes & Northeast systems, is moving forward and submitted its pre-file application with FERC in late January, 2015. A new project in execution, the Loudon Expansion, is a 10-mile, 12-inch loop of the existing Loudon Lateral to move incremental supplies of natural gas on the East Tennessee system. The project is advancing with an in-service target of third quarter 2016.

At Union Gas, the 2015 Dawn-Parkway project is headed towards in-service in fourth quarter 2015. In addition, the 2016 Dawn-Parkway project filed its facilities application with the Ontario Energy Board in September and expects a decision in the first half of

2015, with an expected in-service date of late 2016. In development is the 2017 Dawn-Parkway project. The company held an open season for incremental capacity on its Dawn-Parkway system for 2017 and 2018 and is in the process of evaluating the bids for both years.

In Western Canada, two new projects on Spectra Energy’s BC Pipeline are moving into execution and are advancing. The Reliability and Maintainability (RAM) Project is a demand-pull project serving the company’s existing customers. This $300 million capital expansion project is expected to be in-service in 2017. Additionally, Jackfish Lake is a supply-push project and is contracted by various producers. This $200 million capital expansion project will be in-service in the 2016-2017 timeframe.

Beyond the above listed projects in execution, Spectra Energy also is advancing several other development projects. Access Northeast will provide improved electric reliability in New England by directly supplying approximately 70 percent of the region’s most efficient gas-fired power generation. The project will expand the Algonquin and Maritimes & Northeast transmission systems by using existing pipeline footprints. Spectra Energy is partnering with Northeast Utilities and also has a strategic alliance with Iroquois Gas Transmission to advance this $3 billion pipeline development.

Also in development is the Texas Eastern Appalachian Lease Project, which will provide pipeline transportation capacity to deliver incremental production from the Appalachian Basin to gas distribution and end-use markets in the U.S. Midwest and Canada via a lease of the capacity to NEXUS. The target in-service date for the approximately $180 million project is November 1, 2017.

In its liquids business, the company is continuing to work on further enhancements to its Express and Platte pipelines. On Express, Spectra Energy is pursuing the construction of on-system storage to allow for additional contracted capacity. An open season on the Express pipeline enhancement, for service commencing in 2016, is currently under way. Separately, the new pipeline from Wyoming to Illinois, which was announced in October, is being re-scoped to reflect market dynamics and will likely be incorporated into a larger long-term project to twin the Express and Platte systems later in the decade.

Spectra Energy is also continuing development work on the Inland California Express oil transportation project with Questar Corporation, which includes a new rail terminal in Southern California and reactivation of an existing pipeline into the Los Angeles/Long Beach refining complex. The company has selected a site for the terminal and will complete preliminary engineering and submit permits in the next few months. The project has a targeted in-service date of 2017.

Finally, during the quarter, the second phase of the drop-down of assets from Spectra Energy to Spectra Energy Partners was completed, which involved dropping 24.95 percent of the Southeast Supply Header (SESH) into the company. This drop-down moved the asset from “Other” into Spectra Energy Partners.

SEGMENT RESULTS

Spectra Energy Partners

Spectra Energy Partners reported fourth quarter 2014 earnings before interest, taxes, depreciation and amortization (EBITDA) of $444 million, compared with $368 million in fourth quarter 2013.

Quarterly EBITDA results reflect increased earnings from expansions, primarily on Texas Eastern, as well as higher equity earnings due to the continued ramp-up of volumes on the Sand Hills and Southern Hills NGL pipelines. The increase also reflects higher crude transportation revenues mainly as a result of higher average tariff rates on the Express Pipeline.

Year-end reported EBITDA for Spectra Energy Partners was $1.67 billion, compared with $1.43 billion in 2013.

Distribution

Distribution reported fourth quarter 2014 EBITDA of $132 million, compared with $156 million in fourth quarter 2013. The decrease was mainly due to the effect of a weaker Canadian dollar and lower customer usage as a result of warmer weather.

Year-end reported EBITDA for Distribution was $552 million, compared with $574 million in 2013.

Western Canada Transmission & Processing

Western Canada Transmission & Processing reported fourth quarter 2014 EBITDA of $250 million, compared with $215 million in fourth quarter 2013. The results were higher due to improved earnings from the Empress processing facility due largely to non-cash mark-to-market gains associated with the risk management program implemented in early 2014, partially offset by lower NGL sales prices in fourth quarter 2014. Gathering and processing revenues were higher as well, with all increases being partially offset by the effect of the weaker Canadian dollar.

Year-end reported EBITDA for Western Canada Transmission & Processing was $754 million, compared with $736 million in 2013.

Field Services

Spectra Energy reported its 50 percent share of equity earnings from Field Services of ($18) million in fourth quarter 2014, compared with equity earnings of $72 million in fourth quarter 2013. The decrease in equity earnings was primarily attributable to lower commodity prices and an increase in noncontrolling interests as a result of increased drop-downs to DPM. These decreases were partially offset by additional equity earnings associated with new assets.

For the year, Spectra Energy’s share of equity earnings from Field Services was $229 million, compared with $343 million in 2013.

During the fourth quarters of 2014 and 2013, DCP Midstream’s realized NGL prices averaged $0.68 per gallon and $0.99 per gallon, respectively, NYMEX natural gas averaged $4.00 per million British thermal units (MMBtu) and $3.60 per MMBtu, respectively, and crude oil averaged $73 per barrel and $97 per barrel, respectively.

On a full-year basis for 2014 and 2013, DCP Midstream’s realized NGL prices averaged $0.89 per gallon and $0.90 per gallon, respectively, NYMEX natural gas averaged $4.41 MMBtu and $3.65 per MMBtu, respectively, and crude oil averaged $93 per barrel and $98 per barrel, respectively.

Other

“Other,” which is primarily comprised of corporate costs, including benefits and captive insurance, reported an ongoing net benefit of $2 million and net costs of $14 million in the fourth quarters of 2014 and 2013, respectively. The $16 million decrease in costs is primarily due to lower benefit costs in 2014. The 2013 fourth quarter period excludes a special item of $10 million for transaction related costs.

Year-end ongoing net costs for “Other” were $58 million, compared with $59 million in 2013. The year-end 2013 period excludes a special item of $27 million for transaction related costs.

ADDITIONAL FINANCIAL INFORMATION

Interest Expense

Interest expense was $158 million in fourth quarter 2014, compared with $181 million in fourth quarter 2013. The decrease is mainly driven by lower average debt balances and a weaker Canadian dollar.

Income Taxes

Fourth quarter 2014 income tax expense was $77 million, compared with $142 million in fourth quarter 2013. The lower tax expense was primarily due to a lower effective state tax rate and a special item in 2013 related to the revaluation of our accumulated deferred state taxes due to the dropdown of assets. The effective tax rate was 17 percent in the fourth quarter of 2014, compared with 34 percent in the fourth quarter of 2013.

Liquidity and Capital Expenditures

Total debt outstanding at Spectra Energy as of December 31, 2014, was $14.7 billion. At the end of the year, there was $1.2 billion of available liquidity at Spectra Energy Partners and $1.2 billion of available liquidity at all other Spectra Energy subsidiaries.

Total capital and investment spending for the quarter was $629 million, excluding contributions from noncontrolling interests. The spending was comprised of $342 million of growth capital expenditures and $287 million of maintenance capital expenditures.

For the year, total capital and investment spending was $2.29 billion, excluding contributions from noncontrolling interests, and was mainly comprised of approximately $1.36 billion of growth capital expenditures and $740 million of maintenance capital expenditures.

Additional Information

Additional information about fourth quarter and year-end 2014 earnings can be obtained via the Spectra Energy website: www.spectraenergy.com.

The analyst call, held jointly with Spectra Energy Partners, is scheduled for today, Wednesday, February 4, 2015, at 8:00 a.m. CT. The webcast will be available via the Investors Section of Spectra Energy’s website or Spectra Energy Partners’ website. The conference call can be accessed by dialing (866) 285-7461 in the United States or Canada or (706) 634-8942 internationally. The conference code is 47716328 or “Spectra Energy and Spectra Energy Partners Quarterly Earnings Call.”

Please call five to ten minutes prior to the scheduled start time. A replay of the call will be available until 5:00 p.m. CT, May 5, 2015, by dialing (800) 585-8367 with conference ID 47716328. The international replay number is (404) 537-3406, with the above conference ID. A replay and transcript also will be available by accessing Spectra Energy’s or Spectra Energy Partners’ websites.

Non-GAAP Financial Measures

We use ongoing net income from controlling interests and ongoing diluted EPS as measures to evaluate operations of the company. These measures are non-GAAP financial measures as they represent net income from controlling interests and diluted EPS, adjusted for special items. Special items represent certain charges and credits which we believe will not be recurring on a regular basis. We believe that the presentation of ongoing net income and ongoing diluted EPS provide useful information to investors, as it allows them to more accurately compare our ongoing performance across periods. The most directly comparable GAAP measures for ongoing net income from controlling interests and ongoing diluted EPS are net income from controlling interests and diluted EPS.

The primary performance measure used by us to evaluate segment performance is segment earnings from continuing operations before interest, income taxes, and depreciation and amortization (EBITDA). We consider segment EBITDA, which is the GAAP measure used to report segment results, to be a good indicator of each segment’s operating performance from its continuing operations as it represents the results of our segments’ operations before depreciation and amortization without regard to financing methods or capital structures. Our segment EBITDA may not be comparable to similarly titled measures of other companies because other companies may not calculate EBITDA in the same manner.

We also use ongoing segment EBITDA and Other EBITDA (net costs) as measures of performance. Ongoing segment and Other EBITDA are non-GAAP financial measures as they represent reported segment and Other EBITDA adjusted for special items. We believe that the presentation of ongoing segment and Other EBITDA provides useful information to investors, as they allow investors to more accurately compare a segment’s or Other’s ongoing performance across periods. The most directly comparable GAAP measures for ongoing segment or Other EBITDA are reported segment or Other EBITDA.

We have also presented Distributable Cash Flow, which is a non-GAAP financial measure. We believe that the presentation of Distributable Cash Flow provides useful information to investors as it represents the cash generation capabilities of the company to support dividend growth. The most directly comparable GAAP measure for Distributable Cash Flow is net income.

The non-GAAP financial measures presented in this press release should not be considered in isolation or as an alternative to financial measures presented in accordance with GAAP. These non-GAAP financial measures may not be comparable to similarly titled measures of other companies because other companies may not calculate these measures in the same manner.

Forward-Looking Statements

This release includes “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. Forward-looking statements are based on our beliefs and assumptions. These forward-looking statements are identified by terms and phrases such as: anticipate, believe, intend, estimate, expect, continue, should, could, may, plan, project, predict, will, potential, forecast, and similar expressions. Forward-looking statements involve risks and uncertainties that may cause actual results to be materially different from the results predicted. Factors that could cause actual results to differ materially from those indicated in any forward-looking statement include, but are not limited to: the success of the completed drop-down; state, federal and foreign legislative and regulatory initiatives that affect cost and investment recovery, have an effect on rate structure, and affect the speed at and degree to which competition enters the natural gas and oil industries; outcomes of litigation and regulatory investigations, proceedings or inquiries; weather and other natural phenomena, including the economic, operational and other effects of hurricanes and storms; the timing and extent of changes in commodity prices, interest rates and foreign currency exchange rates; general economic conditions, including the risk of a prolonged economic slowdown or decline, or the risk of delay in a recovery, which can affect the long-term demand for natural gas and oil and related services; potential effects arising from terrorist attacks and any consequential or other hostilities; changes in environmental, safety and other laws and regulations; the development of alternative energy resources; results and costs of financing efforts, including the ability to obtain financing on favorable terms, which can be affected by various factors, including credit ratings and general market and economic conditions; increases in the cost of goods and services required to complete capital projects; declines in the market prices of equity and debt securities and resulting funding requirements for defined benefit pension plans; growth in opportunities, including the timing and success of efforts to develop U.S. and Canadian pipeline, storage, gathering, processing and other related infrastructure projects and the effects of competition; the performance of natural gas and oil transmission and storage, distribution, and gathering and processing facilities; the extent of success in connecting natural gas and oil supplies to gathering, processing and transmission systems and in connecting to expanding gas and oil markets; the effects of accounting pronouncements issued periodically by accounting standard-setting bodies; conditions of the capital markets during the periods covered by forward-looking statements; and the ability to successfully complete merger, acquisition or divestiture plans; regulatory or other limitations imposed as a result of a merger, acquisition or divestiture; and the success of the business following a merger, acquisition or divestiture. These factors, as well as additional factors that could affect our forward-looking statements, are described under the headings “Risk Factors” and “Cautionary Statement Regarding Forward-Looking Information” in our 2013 Form 10-K, filed on February 28, 2014, and in our other filings made with the Securities and Exchange Commission (SEC), which are available via the SEC’s website at www.sec.gov. In light of these risks, uncertainties and assumptions, the events described in the forward-looking statements might not occur or might occur to a different extent or at a different time than we have described. All forward-looking statements in this release are made as of the date hereof and we undertake no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

Media:	Caitlin Currie
(713) 627-5353
(713) 627-4747 (24-hour media line)

Analysts & Investors:	Roni Cappadonna
(713) 627-4778

Spectra Energy Corp (NYSE: SE), a FORTUNE 500 company, is one of North America’s leading pipeline and midstream companies. Based in Houston, Texas, the company’s operations in the United States and Canada include more than 22,000 miles of natural gas, natural gas liquids, and crude oil pipelines; approximately 305 billion cubic feet (Bcf) of natural gas storage; 4.8 million barrels of crude oil storage; as well as natural gas gathering, processing, and local distribution operations. Spectra Energy is the general partner of Spectra Energy Partners (NYSE: SEP), one of the largest pipeline master limited partnerships in the United States and owner of the natural gas, natural gas liquids, and crude oil assets in Spectra Energy’s U.S. portfolio. Spectra Energy also has a 50 percent ownership in DCP Midstream, the largest producer of natural gas liquids and the largest natural gas processor in the United States. Spectra Energy has served North American customers and communities for more than a century. The company’s longstanding values are recognized through its inclusion in the Dow Jones Sustainability World and North America Indexes and the CDP S&P 500 Climate Disclosure and Performance Leadership Indexes. For more information, visit www.spectraenergy.com and www.spectraenergypartners.com.

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Spectra Energy Corp

Quarterly Highlights

December 2014

(Unaudited)

(In millions, except per-share amounts and where noted)

	Quarters Ended December 31,		Years Ended December 31,
	2014	2013	2014	2013
COMMON STOCK DATA

Earnings Per Share, Diluted	$0.47	$0.35	$1.61	$1.55

Dividends Per Share	$0.370	$0.305	$1.375	$1.220

Weighted-Average Shares Outstanding, Diluted	672	672	672	671

INCOME

Operating Revenues	$1,600	$1,565	$5,903	$5,518

Total Reportable Segment EBITDA	808	811	3,192	3,086

Net Income - Controlling Interests	316	236	1,082	1,038

EBITDA BY BUSINESS SEGMENT
Spectra Energy Partners	$444	$368	$1,669	$1,433
Distribution	132	156	552	574
Western Canada Transmission & Processing	250	215	754	736
Field Services	(18)	72	217	343

Total Reportable Segment EBITDA	808	811	3,192	3,086
Other EBITDA	2	(24)	(58)	(86)

Total Reportable Segment and Other EBITDA	$810	$787	$3,134	$3,000

DISTRIBUTABLE CASH FLOW
Distributable Cash Flow	$316	$315	$1,460	$1,292

CAPITAL AND INVESTMENT EXPENDITURES

Spectra Energy Partners (a)			$1,241	$1,299
Distribution			427	357
Western Canada Transmission & Processing			473	561
Other (b)			146	42

Total Capital and Investment Expenditures, Excluding Acquisitions (a,b)			$2,287	$2,259

Expansion and Investment (a,b)			$1,547	$1,591
Maintenance and Other			740	668

Total Capital and Investment Expenditures, Excluding Acquisitions (a,b)			$2,287	$2,259

Acquisitions (c)			$—	$1,254

			December 31,
			2014	2013
CAPITALIZATION
Common Equity - Controlling Interests			32%	34%
Noncontrolling Interests and Preferred Stock			10%	8%
Total Debt			58%	58%

Total Debt			$14,679	$14,717
Book Value Per Share (d)			$12.16	$12.68
Actual Shares Outstanding			671	670

(a)	2014 period includes an investment in SESH of $94 million, used by SESH to retire debt and excludes contributions received from noncontrolling interests of $53 million. 2013 period excludes acquisitions of Express-Platte.
(b)	2014 period includes an investment in SESH of $95 million, used by SESH to retire debt.
(c)	Represents 2013 acquisition of Express-Platte.
(d)	Represents controlling interests.

Spectra Energy Corp

Quarterly Highlights

December 2014

(Unaudited)

(In millions, except where noted)

	Quarters Ended December 31,		Years Ended December 31,
	2014	2013	2014	2013
SPECTRA ENERGY PARTNERS
Operating Revenues	$599	$520	$2,269	$1,965
Operating Expenses
Operating, Maintenance and Other	213	191	781	715
Other Income and Expenses	58	39	181	183

EBITDA	$444	$368	$1,669	$1,433

Express Pipeline Revenue Receipts, MBbl/d (a,b)	240	238	223	219
Platte PADD II Deliveries, MBbl/d (b)	168	167	170	168

DISTRIBUTION
Operating Revenues	$505	$533	$1,843	$1,848
Operating Expenses
Natural Gas Purchased	261	259	879	826
Operating, Maintenance and Other	112	118	411	448
Other Income and Expenses	—	—	(1)	—

EBITDA	$132	$156	$552	$574

Number of Customers, Thousands			1,420	1,399
Heating Degree Days, Fahrenheit	2,527	2,696	8,111	7,540
Pipeline Throughput, TBtu (c)	177	241	713	907
Canadian Dollar Exchange Rate, Average	1.14	1.05	1.10	1.03

WESTERN CANADA TRANSMISSION & PROCESSING
Operating Revenues	$519	$533	$1,902	$1,767
Operating Expenses
Natural Gas and Petroleum Products Purchased	114	153	466	391
Operating, Maintenance and Other	159	167	687	649
Other Income and Expenses	4	2	5	9

EBITDA	$250	$215	$754	$736

Pipeline Throughput, TBtu	249	218	934	780
Volumes Processed, TBtu	190	170	721	704
Canadian Dollar Exchange Rate, Average	1.14	1.05	1.10	1.03

FIELD SERVICES
Equity in Earnings of DCP Midstream, LLC	$(18)	$72	$217	$343

Cash Distributions to Spectra Energy	$58	$87	$237	$215

Natural Gas Gathered and Processed/Transported, TBtu/day (d)	7.4	7.2	7.3	7.1
Natural Gas Liquids Production, MBbl/d (d)	447	452	454	426
Average Natural Gas Price Per MMBtu (e)	$4.00	$3.60	$4.41	$3.65
Average Natural Gas Liquids Price Per Gallon (f)	$0.68	$0.99	$0.89	$0.90
Average Crude Oil Price Per Barrel (g)	$73.33	$97.48	$93.06	$98.04

(a)	Thousand barrels per day.
(b)	2013 data includes only activity since March 14, 2013, the date of acquisition of Express-Platte.
(c)	Trillion British thermal units.
(d)	Reflects 100% of DCP Midstream volumes.
(e)	Million British thermal units. Average price based on NYMEX Henry Hub.
(f)	Does not reflect results of commodity hedges. 2013 NGL price has been revised to reflect the impact of ethane rejection.
(g)	Average price based on NYMEX calendar month.

Spectra Energy Corp

Condensed Consolidated Statements of Operations

(Unaudited)

(In millions)

	Quarters Ended December 31,		Years Ended December 31,
	2014	2013	2014	2013

Operating Revenues	$1,600	$1,565	$5,903	$5,518
Operating Expenses	1,035	1,092	3,979	3,852

Operating Income	565	473	1,924	1,666

Other Income and Expenses	44	121	420	569
Interest Expense	158	181	679	657

Earnings Before Income Taxes	451	413	1,665	1,578
Income Tax Expense	77	142	382	419

Net Income	374	271	1,283	1,159
Net Income - Noncontrolling Interests	58	35	201	121

Net Income - Controlling Interests	$316	$236	$1,082	$1,038

Spectra Energy Corp

Condensed Consolidated Balance Sheets

(Unaudited)

(In millions)

	December 31, 2014	December 31, 2013

ASSETS

Current Assets	$2,332	$2,081
Investments and Other Assets	8,007	8,238
Net Property, Plant and Equipment	22,307	21,829
Regulatory Assets and Deferred Debits	1,394	1,385

Total Assets	$34,040	$33,533

LIABILITIES AND EQUITY

Current Liabilities	$3,809	$4,039
Long-term Debt	12,769	12,488
Deferred Credits and Other Liabilities	6,806	6,425
Preferred Stock of Subsidiaries	258	258
Equity	10,398	10,323

Total Liabilities and Equity	$34,040	$33,533

Spectra Energy Corp

Distributable Cash Flow

(Unaudited)

(In millions)

	Quarters Ended December 31,		Years Ended December 31,
	2014	2013	2014	2013

Net Income	$374	$271	$1,283	$1,159
Add:
Interest expense	158	181	679	657
Income tax expense	77	142	382	419
Depreciation and amortization	196	195	796	772
Foreign currency loss (gain)	5	(1)	(3)	(1)
Less:
Third party interest income	—	1	3	6

EBITDA	810	787	3,134	3,000

Add:
Equity in earnings of unconsolidated affiliates	(24)	(100)	(361)	(445)
Distributions from unconsolidated affiliates (a)	107	116	416	348
Empress non-cash items	(60)	—	(60)	—
Other	(28)	(8)	(19)	6
Less:
Interest expense	158	181	679	657
Equity AFUDC	20	16	53	105
Net cash paid/(refund) for income taxes	(16)	14	(8)	43
Distributions to noncontrolling interests	47	40	175	144
Maintenance capital expenditures (b)	280	229	751	668

Total Distributable Cash Flow	$316	$315	$1,460	$1,292

(a)	Excludes $230 million in distributions from investments in equity method affiliates (SESH $200M, Sand Hills $21M and Southern Hills $9M) for the year ended December 31, 2014.

Excludes $63 million in distributions from investments in equity method affiliates (Sand Hills $37M and Southern Hills $26M) for the year ended December 31, 2013.

(b)	Excludes reimbursable expenditures.

DCP Midstream declared distributions of $177M through December 31, 2014.

Spectra Energy Corp

Reported to Ongoing Earnings Reconciliation

December 2014 Quarter-to-Date

(Unaudited)

(In millions, except per-share amounts)

Reported/ Ongoing Earnings
SEGMENT EARNINGS BEFORE INTEREST, TAXES, AND DEPRECIATION AND AMORTIZATION

Spectra Energy Partners	$444

Distribution	132

Western Canada Transmission & Processing	250

Field Services	(18)

Total Reportable Segment EBITDA	808

Other	2

Total Reportable Segment and Other EBITDA	$810

EARNINGS

Total Reportable Segment EBITDA and Other EBITDA	$810
Depreciation and Amortization	(196)
Interest Expense	(158)
Interest Income and Other	(5)
Income Tax Expense	(77)

Total Net Income	374

Total Net Income - Noncontrolling Interests	(58)

Total Net Income - Controlling Interests	$316

EARNINGS PER SHARE, BASIC	$0.47

EARNINGS PER SHARE, DILUTED	$0.47

Weighted Average Shares (reported and ongoing) - in millions

Basic	671

Diluted	672

Spectra Energy Corp

Reported to Ongoing Earnings Reconciliation

December 2014 Year-to-date

(Unaudited)

(In millions, except per-share amounts)

	Reported Earnings	Special Items		Ongoing Earnings
SEGMENT EARNINGS BEFORE INTEREST, TAXES, AND DEPRECIATION AND AMORTIZATION

Spectra Energy Partners	$1,669	$—		$1,669

Distribution	552	—		552

Western Canada Transmission & Processing	754	—		754

Field Services	217	12	A	229

Total Reportable Segment EBITDA	3,192	12		3,204

Other	(58)	—		(58)

Total Reportable Segment and Other EBITDA	$3,134	$12		$3,146

EARNINGS

Total Reportable Segment EBITDA and Other EBITDA	$3,134	$12		$3,146
Depreciation and Amortization	(796)	—		(796)
Interest Expense	(679)	—		(679)
Interest Income and Other	6	—		6
Income Tax Expense	(382)	(4)		(386)

Total Net Income	1,283	8		1,291

Total Net Income - Noncontrolling Interests	(201)	—		(201)

Total Net Income - Controlling Interests	$1,082	$8		$1,090

EARNINGS PER SHARE, BASIC	$1.61	$0.01		$1.62

EARNINGS PER SHARE, DILUTED	$1.61	$0.01		$1.62

A - Loss on sales of assets and goodwill impairment.

Weighted Average Shares (reported and ongoing) - in millions

Basic	671

Diluted	672

Spectra Energy Corp

Reported to Ongoing Earnings Reconciliation

December 2013 Quarter-to-date

(Unaudited)

(In millions, except per-share amounts)

	Reported Earnings	Special Items		Ongoing Earnings
SEGMENT EARNINGS BEFORE INTEREST, TAXES, AND DEPRECIATION AND AMORTIZATION

Spectra Energy Partners	$368	$1	A	$369

Distribution	156	—		156

Western Canada Transmission & Processing	215	—		215

Field Services	72	—		72

Total Reportable Segment EBITDA	811	1		812

Other	(24)	10	A	(14)

Total Reportable Segment and Other EBITDA	$787	$11		$798

EARNINGS

Total Reportable Segment EBITDA and Other EBITDA	$787	$11		$798
Depreciation and Amortization	(195)	—		(195)
Interest Expense	(181)	—		(181)
Interest Income and Other	2	—		2
Income Tax Expense	(142)	31	B	(111)

Total Net Income	271	42		313

Total Net Income - Noncontrolling Interests	(35)	—		(35)

Total Net Income - Controlling Interests	$236	$42		$278

EARNINGS PER SHARE, BASIC	$0.35	$0.06		$0.41

EARNINGS PER SHARE, DILUTED	$0.35	$0.06		$0.41

A - Transaction costs related to the dropdown of assets into Spectra Energy Partners, LP and additional merger and acquisition costs.

B - Includes income tax expense of $31 million resulting from a change in state tax rate related to the dropdown of assets into Spectra Energy Partners, LP.

Weighted Average Shares (reported and ongoing) - in millions

Basic	670

Diluted	672

Spectra Energy Corp

Reported to Ongoing Earnings Reconciliation

December 2013 Year-to-date

(Unaudited)

(In millions, except per-share amounts)

	Reported Earnings	Special Items		Ongoing Earnings
SEGMENT EARNINGS BEFORE INTEREST, TAXES, AND DEPRECIATION AND AMORTIZATION

Spectra Energy Partners	$1,433	$7	A	$1,440

Distribution	574	—		574

Western Canada Transmission & Processing	736	—		736

Field Services	343	—		343

Total Reportable Segment EBITDA	3,086	7		3,093

Other	(86)	27	A	(59)

Total Reportable Segment and Other EBITDA	$3,000	$34		$3,034

EARNINGS

Total Reportable Segment EBITDA and Other EBITDA	$3,000	$34		$3,034
Depreciation and Amortization	(772)	—		(772)
Interest Expense	(657)	—		(657)
Interest Income and Other	7	—		7
Income Tax Expense	(419)	30	B	(389)

Total Net Income	1,159	64		1,223

Total Net Income - Noncontrolling Interests	(121)	(2)		(123)

Total Net Income - Controlling Interests	$1,038	$62		$1,100

EARNINGS PER SHARE, BASIC	$1.55	$0.09		$1.64

EARNINGS PER SHARE, DILUTED	$1.55	$0.09		$1.64

A - Transaction costs related to the dropdown of assets into Spectra Energy Partners, LP and additional merger and acquisition costs.

B - Includes income tax expense of $31 million resulting from a change in state tax rate related to the dropdown of assets into Spectra Energy Partners, LP.

Weighted Average Shares (reported and ongoing) - in millions

Basic	669

Diluted	671